Exhibit (a)(1)(E)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for Restricted Stock Units

OmniVision Technologies, Inc. (“OmniVision” or the “Company”) has received your election by which you elected to have some or all of your outstanding eligible options cancelled in exchange for new restricted stock units, subject to the terms and conditions of the offer to exchange certain outstanding options for restricted stock units (referred to as the “offer”).

If you change your mind, you may withdraw your election by submitting a new election through the offer website at https://omnivision.equitybenefits.com.  You may also withdraw your election by submitting a properly signed and completed Withdrawal Form by facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be December 16, 2009, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Only responses that are complete and actually received by OmniVision via the offer website or by Stock Administration by facsimile, e-mail or hand delivery (if you are located in Santa Clara) by the deadline will be accepted.  Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted.  If you have questions, please direct them to Stock Administration at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

Please note that our receipt of your election is not by itself an acceptance of the eligible options for exchange. For purposes of the offer, OmniVision will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when OmniVision gives written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. OmniVision’s formal acceptance of the properly tendered eligible options is expected to take place shortly after the end of the offer period.

[For elections completed online only:

You have elected to exchange the following options:

[Table listing options]]

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) the Election Form; and (4) the Withdrawal Form. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or request copies by contacting Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

Confirmation E-mail to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for Restricted Stock Units

OmniVision Technologies, Inc. (“OmniVision” or the “Company”) has received your election by which you rejected OmniVision’s offer to exchange some or all of your outstanding eligible options for restricted stock units (the “offer”).

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your outstanding options, you may submit a new election through the offer website at https://omnivision.equitybenefits.com.  You also may make an election by submitting a properly signed and completed Election Form by facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery on or before 9:00 p.m., Pacific Time, on the offer’s expiration date, currently expected to be December 16, 2009, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA  95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

Only responses that are complete and actually received by the Company via the offer website, or by Stock Administration by facsimile, e-mail or hand delivery (if you are located in Santa Clara) by the deadline will be accepted. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Expiration Date.  If you have questions, please direct them to Stock Administration at (408) 653-3100 or by e-mail at stockadmin@ovt.com.

[For elections completed online only:

You have elected to exchange the following options:

[Table listing options]]

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the memorandum from Shaw Hong, our President and Chief Executive Officer, dated November 18, 2009; (3) the Election Form; and (4) the Withdrawal Form. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or request copies by contacting Stock Administration by phone at (408) 653-3100 or by e-mail at stockadmin@ovt.com.